Exhibit (d)(2)

CONFIDENTIAL

February 4, 2008

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, TX 78230

RE:	Confidentiality Agreement

Ladies and Gentlemen:

Kinetic Concepts, Inc. (“Buyer”) has expressed an interest in exploring a transaction (a “Transaction”) involving the possible acquisition (by merger, consolidation or otherwise) of all of the outstanding shares of capital stock of LifeCell Corporation, a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and has requested certain information relating to the Company. As a condition to any information being furnished to Buyer and its Representatives (as defined below), Buyer and the Company agree to be bound by the terms and conditions set forth in this letter agreement (“this Agreement”). Buyer further agrees to inform each of its Representatives to whom any information subject to this Agreement is disclosed of the terms and conditions of this Agreement, and to cause each such Representative to fully observe and be bound by this Agreement (other than Section 11 hereof, except as provided therein) to the same extent as if such Representative were Buyer. This Agreement shall supersede the Mutual Non-Disclosure Agreement entered into between Buyer and Company dated May 9, 2007.

1. Proprietary Information. As used in this Agreement, the term “Proprietary Information” means all information relating to the Company (including, without limitation, all such information concerning or relating to the Company’s assets, liabilities, businesses, customers or suppliers) furnished by or on behalf of the Company or its Representatives, or learned or obtained in any fashion by Buyer or any of its Representatives in connection with visits to the Company’s facilities (which information learned or obtained in connection with such visits shall be deemed disclosed by the Company), whether furnished, learned or obtained before, on or after the date hereof, and whether oral, written or electronic. “Proprietary Information” shall include all information of the types described above, regardless of the manner or form in which it is furnished, learned or obtained, and includes, without limitation, all data, reports, interpretations, forecasts and records containing or otherwise reflecting any of such information, whether prepared by the Company or others, and any summaries, analyses or other documents created by Buyer, the Company or others which refer to, relate to, discuss, constitute or embody all or any portion of any of such information. The term “Proprietary Information” shall not include, however, information that: (a) is or becomes generally available to the public other than as a result (directly or indirectly) of a disclosure or other action by Buyer or its Representatives; (b) was (as demonstrable by written records of Buyer) in Buyer’s possession and obtained on a non-confidential basis prior to the disclosure thereof by the Company or its Representatives; or (c) becomes available to Buyer on a non-confidential basis from a person other than the Company or its Representatives who is not to Buyer’s knowledge after reasonable inquiry otherwise bound by any obligation of confidentiality with respect thereto.

2. Representatives. As used in this Agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants). As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, an individual, the media, and any corporation, company, partnership, limited liability company, or other entity, organization, or association. For the avoidance of doubt, potential purchasers, potential equity investors and debt financing sources shall not constitute Representatives and nothing in this Agreement shall permit Buyer to share Confidential Information with any other potential purchaser, potential equity investor or debt financing source, or to enter into or engage in any discussions, negotiations, agreements or understandings with (or submit any joint proposal with) any such person regarding a Transaction, the Proprietary Information or the Company without the prior written consent of the Company, which consent may be withheld for any or no reason, and may be conditioned upon execution of a confidentiality agreement in such form as the Company may request in its sole discretion.

3. Restrictions on Use and Disclosure. Subject to Section 4 below, unless otherwise agreed to in writing by an officer of the Company, Buyer agrees, for a period of three (3) years from the date of this Agreement: (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than Representatives of Buyer who are actively and directly participating in the evaluation of a Transaction on behalf of Buyer; and (b) not to use Proprietary Information for any purpose other than its evaluation of a Transaction. Buyer agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information and, regardless of compliance by Buyer with the foregoing, shall be responsible and liable to the Company for any breach of the terms of this Agreement by Buyer or any of its Representatives. Neither party shall, without the other party’s prior written consent, disclose to any person (other than those of its Representatives who are actively and directly participating in the evaluation of a Transaction) any information relating to a Transaction, any proposed terms or conditions of a Transaction, or any other information or matters relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto, the status thereof or the fact that Proprietary Information has been made available to Buyer or its Representatives. Each party agrees to take all reasonable measures to restrain its respective Representatives from prohibited or unauthorized disclosure any information relating to a Transaction and, regardless of compliance by such party with the foregoing, shall be responsible and liable to the other party for any breach of the terms of this Agreement by any of its Representatives.

4. Compelled Disclosure. In the event that Buyer or any of its Representatives is legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process, or pursuant to applicable law, rule, regulation, stock exchange rule or disclosure requirement of the Securities and Exchange Commission (collectively, “Law”), to disclose any Proprietary Information or either party is legally compelled to disclose any other information concerning a Transaction, the compelled party shall seek a written opinion from reputable and experienced outside counsel that a specific disclosure is necessary in order for the compelled party not to be in violation of, or default under, an applicable Law or order. Each party agrees that it shall provide the non-compelled party with prompt notice of such request or requirement as well as a copy of such opinion together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of the non-compelled party concerning the nature and scope of the information the compelled party proposes to disclose. Each party agrees to cooperate fully with and not to oppose any action by the non-compelled party to obtain a protective order or other appropriate remedy in order to limit such disclosure. In the event that no such protective order or other remedy is obtained, or in the event that the non-compelled party waives compliance with the terms of this Agreement, the compelled party may disclose only that part of the Proprietary Information or other information concerning a Transaction as it is advised by counsel in writing is legally required to be disclosed, and shall use its best efforts to ensure that all Proprietary Information and other information concerning a Transaction that is so disclosed will be accorded confidential treatment.

5. Ownership. Buyer acknowledges that the Proprietary Information is and shall remain the sole and exclusive property of the Company, and that the Company has the exclusive right, title and interest to such Proprietary Information. No right or license, by implication or otherwise, is granted by the Company as a result of this Agreement or as a result of any disclosure of Proprietary Information.

6. Return or Destruction. At any time the Company so requests in writing for any or no reason, Buyer shall, and shall cause its Representatives to: (a) promptly return to the Company all Proprietary Information furnished directly or indirectly by or on behalf of the Company or any of its Representatives; (b) promptly destroy all copies, summaries, extracts, memoranda, notes and other writings of, containing or based upon any Proprietary Information, regardless of who prepared such writings; and (c) promptly expunge all Proprietary Information from all computers and other electronic or other storage devices. Neither Buyer nor any of its Representatives shall retain any copies or other reproductions in whole or in part of any such material. Within fifteen (15) days following the Company’s request to Buyer to take the actions set forth in Sections 6(a), (b) and (c) of this Agreement, an officer of Buyer shall certify to the Company, in writing, that Buyer and its Representatives have complied with this Section 6. Compliance with this Section 6 shall not terminate or relieve Buyer or its Representatives from their obligations under this Agreement.

7. No Warranty. Buyer acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any information provided to Buyer or its Representatives. Except as may be provided in a definitive written agreement with regard to any Transaction between the Company and Buyer, Buyer agrees that neither the Company nor any of the Company’s Representatives shall have any liability to Buyer or any of Buyer’s Representatives relating to or arising from the use of any information by Buyer or its Representatives or for any errors in or omissions from such information.

8. Procedures. Buyer acknowledges that the Company may establish procedures and guidelines governing the process for the submission and evaluation of proposals with respect to a Transaction, and any other matters relating thereto (the “Procedures”). Buyer acknowledges and agrees that: (a) the Company and its Representatives are free to conduct the process leading up to a Transaction as the Company and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive written agreement without prior notice to Buyer or any other person); (b) the Company reserves the right, in its sole discretion, to change the Procedures at any time without prior notice to Buyer or any other person, to reject any and all proposals made by Buyer or any of its Representatives regarding a Transaction, and to terminate discussions and negotiations with Buyer at any time and for any reason; and (c) neither the Company nor any of its Representatives nor any third party with whom the Company may enter into any agreement for or complete any transaction, shall by virtue of this Agreement have any liability to Buyer or its Representatives arising out of or relating to such transaction.

9. Communications. Buyer acknowledges and agrees that all (a) communications regarding a Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding the Procedures will be submitted only to “chief’ level executives of the Company or employees of Merrill Lynch & Co. specifically designated in writing by the Company or Merrill Lynch & Co. Each party agrees to not, and shall cause its Representatives not to, initiate or maintain contact with any security-holder, director, officer, employee, partner, manager, member, agent, advisor, representative, customer, supplier, independent contractor, affiliate or lender of the other party with respect to, or relating or referring in any way to, a Transaction or the Proprietary Information, other than in the ordinary course of business unrelated to a Transaction, unless specifically authorized in advance in writing by the other party.

10. Non-Solicitation. Each party agrees that, without the other party’s consent, it will not, and it will cause its affiliates to not, for a period of two (2) years from the date hereof, directly or indirectly, solicit for employment any person who is now employed by the other party; provided, however, that a party shall not be prohibited from: (a) conducting generalized solicitations for employees (which solicitations are not specifically targeted at the other party’s employees) through the use of media advertisements, professional search firms or otherwise; (b) soliciting or employing any person with whom such party and its Representatives have not had contact (or otherwise become aware of) in the course of their evaluation of a Transaction, or (c) if Buyer and the Company consummate a Transaction, employing such persons connected with the Company in accordance with a definitive written agreement with respect to such Transaction.

11. Standstill. Buyer agrees that, for a period of eighteen (18) months from the date hereof (the “Standstill Period”), neither it nor its affiliates will, unless invited by the Board of Directors of the Company in writing: (a) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or any businesses or assets of the Company; provided, however that the foregoing shall not restrict Buyer and its affiliates, collectively, from acquiring, in the ordinary course of their business, up to 1% of the outstanding publicly-traded common stock of the Company; (b) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or any acquisition transaction for all or part of the assets of the Company or any of its businesses; (c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company; (e) seek or propose, alone or in concert with others, to influence or control the Company’s management or policies; (f) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (g) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (h) disclose any intention, plan or arrangement inconsistent with any of the foregoing. Buyer also agrees that, during the Standstill Period, neither Buyer nor its affiliates will: (i) request that the Company or its advisors, directly or indirectly, (A) amend or waive any provision of this Section 11 (including this sentence) or (B) otherwise consent to any action inconsistent with any provision of this Section 11 (including this sentence); or (ii) take any initiative with respect to the Company which could require the Company to make a public announcement regarding (A) such initiative, (B) any of the activities referred to this Section 11, (C) the possibility of a Transaction or any similar transaction or (D) the possibility of Buyer or any other person acquiring control of the Company, whether by means of a business combination or otherwise. Notwithstanding the foregoing, the limitations and prohibitions on Buyer set forth in this paragraph shall no longer apply from the earliest of (x) the date the Company enters into a definitive written agreement with any person or group other than Buyer which provides for any transaction where such person or group (or such person’s or group’s stockholders) would be acquiring at least 40% or more of the outstanding capital stock of the Company or all or substantially all of the assets of the Company (each, a “Third Party Acquisition”), (y) the date any person or group other than Buyer enters into a definitive written agreement to acquire, or acquires, “beneficial ownership” (as such term is defined under the Exchange Act) of 40% or more of the outstanding capital stock of the Company or (z) the date any person or group other than Buyer publicly proposes a Third Party Acquisition pursuant to a tender or exchange offer and/or a proxy solicitation.

12. Securities Laws. Each party is aware, and will advise its respective Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the

United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

13. No Implied Obligations. This Agreement binds the parties only with respect to the matters expressly set forth herein. The Company has no obligation to disclose any information to Buyer or its Representatives. Neither party is bound or committed to negotiate or consummate a Transaction unless and until a definitive written agreement regarding such Transaction has been executed and delivered on behalf of both parties by their duly authorized officers, in which case the obligations of the parties to consummate such Transaction and to negotiate any matters in connection therewith shall be subject to, and governed solely by, the terms and conditions of such definitive written agreement.

14. Non-Exclusive Remedies. It is understood and agreed that the Proprietary Information is special, unique and of extraordinary character, and that the Company may be irreparably harmed by a breach of this Agreement. Without prejudice to the rights and remedies otherwise available to a party, each party agrees that the other party shall be entitled to equitable relief by way of injunction or otherwise if such party or any of its respective Representatives breach or threaten to breach any of the provisions of this Agreement.

15. Assignment. Each party agrees that the rights and remedies of the other party under this Agreement shall inure to the benefit of, and shall be separately enforceable by, the other party, its affiliates, and its and their respective successors and assigns. Neither party shall assign this Agreement without the prior written consent of the other party except that, without such consent, each party shall cause all of its obligations under this Agreement to be assumed, either in writing or by operation of law, by any successor (by merger, sale of assets or otherwise) to the business of such party or of any portion thereof. No assignment of this Agreement or of any rights or obligations hereunder shall relieve a party of any of its obligations hereunder.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. The parties hereto agree that venue in any and all actions and proceedings related to this Agreement shall be had in the State and Federal courts located in the city of New York, New York, which courts shall have personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

17. Miscellaneous. Buyer and the Company each agree to bear its respective costs and expenses, including, without limitation, expenses of counsel, outside auditors, advisors and consultants, in connection with the evaluation of a possible Transaction. This Agreement contains the entire agreement between the Company and Buyer concerning the subject matter hereof, and no modification of this Agreement or waiver of any terms hereof shall be binding upon the Company or Buyer, unless approved in writing by both of the parties hereto. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. This Agreement may be executed in counterparts and by original, facsimile or electronic signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Agreement.

LIFECELL CORPORATION

By:	/s/ Paul Thomas
Name:	Paul Thomas
Title:	CEO

Accepted and agreed as of the date set forth above:

KINETIC CONCEPTS, INC.

By:	/s/ Martin J. Landon
Name:	Martin J. Landon
Title:	Sr. Vice President

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